Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the registration statement on Form S-8 (Registration Nos. 333-16939, 333-33276 and 333-117057) of our report dated March 23, 2007, relating to our audit of the consolidated financial statements as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 of Clean Diesel Technologies, Inc. and subsidiary (the "Company"), which included an explanatory paragraph regarding the Company's change in accounting principle for its method of accounting for stock-based compensation, included in the 2006 Annual Report on Form 10-K.



/s/ Eisner LLP
New York, New York
March 23, 2007